Filed Pursuant To Rule 433

Registration No. 333-278880

November 4, 2024

ETHE Grayscale Ethereum Trust ETF www.grayscale.com info@grayscale.com | (866) 775-0313 Pioneering exposure to Ethereum EHTE Fact Sheet As of 09/30/2024 Grayscale pioneered exposure to Ether through its launch of Grayscale Ethereum Trust ETF in 2017 — the first Ethereum fund of its kind. On 09/30/2024, ETHE uplisted to NYSE Arca under the same ticker. ETHE offers investors the following advantages: Efficient Exposure to Ether ETHE offers investors exposure to Ether in the form of an exchange traded product, listed on the New York Stock Exchange. Each share in Grayscale Ethereum Trust ETF represents ownership in the Trust, the sole assets of which are Ether. ETHE, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. Liquidity & Flexibility Sponsored by a leading crypto asset manager, ETHE holds over 1.3% of the total Ether supply*. Shares of ETHE can be bought and sold continuously during U.S. trading hours. *As of 09/30/2024 based on percent of total Ethereum supply Tracks the Price of Ether The spot price of Ether is determined by market participants across multiple constituent exchanges for the most representative spot price. Each constituent exchange is weighted proportionally to its trailing 24-hour liquidity with adjustments for price variance and inactivity. The methodology and data for this spot price calculation can be found on coindesk.com/ indices/etx. Managed by a Crypto Specialist As ETHE’s sponsor since inception, Grayscale is one of the only asset managers with with existing experience operating an Ether investment vehicle that is regulated by the U.S. Securities Exchange Commission. Investment Objective The investment objective1 of the Grayscale Ethereum Trust ETF (ETHE) is to reflect the performance of the price of Ether, less the Trust’s expenses. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted. Chart performance as of 09/30/2024 The fund is subject to significant risk, heightened volatility, and possible loss of the entire principal. Therefore, the fund is not suitable for all investors. * The performance table shows the Trust’s performance for the time periods shown from inception through 7/22/2024. The Trust’s performance prior to 7/23/2024 is based on market-determined prices on the OTCQX marketplace and on the Trust’s performance without an ongoing share creation and redemption program. As of 7/23/2024, the Trust established an ongoing share creation and redemption program and the shares of the Trust were listed to NYSE Arca. Hence, the Trust’s returns for periods prior to 7/23/2024 are not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance for periods subsequent to 7/23/2024. Expenses shown from inception on December 14, 2017 to July 23, 2024 reflects fees of the Trust when the Trust was structured as a private placement while returns after this date reflect the expenses of the Trust after registration as an ETP as reported in the current prospectus. ** Updated as additional returns data becomes available. Since NYSE Listing (%) Nav CoinDesk Ether Price Index (ETX) 1M 3.26 3.++ 3M X X 6M X X YTD X X 1Y X X 3Y X X 5Y X X 18Y X X “Since Inception” -25.32 -25.NN Cumulative Full History (%) Nav CoinDesk Ether Price Index (ETX) 1M 3.26 3.;; 3M -23.57 -23.10 6M -28.18 -27.30 YTD 10.35 12.;; 1Y 51.85 55.71 3Y -18.58 -13.;3 5Y 1]221.26 1]356.5` 1hY X X Since Inception 205.03 275.61 Annualized** Full History (%) Nav CoinDesk Ether Price Index (ETX) 1M 3.26 3.88 3M -23.57 -23.10 6M -28.18 -27.30 YTD 10.35 12.88 1Y 51.85 55.71 3Y -6.62 -8.6V 5Y 67.57 70.87 1^Y X X Since Inception 17.88 21.50

As of 09/30/2024 Fund Details Inception Date: 12/14/2017 NYSE Listing Date: 07/23/2024 Benchmark Index: CoinDesk Ether Price Index2 Assets Under Management: $4,326,958,694 Shares Outstanding: 197,798,500 Net Asset Value (NAV): $21.88 Ether per Share: 0.008437283 Total Ether in Trust: 1,668,881.33 Fund Expense Ratio: 2.50% Trading Details Ticker: ETHE Bloomberg IOPV Ticker: ETHEE.IV Index Ticker: ETX CUSIP: 389638107 ISIN: US3896381072 Primary Exchange: NYSE Arca Service Providers & Structure Sponsor: Grayscale Investments, LLC Index Provider: CoinDesk Indices, Inc. Fund Administrator: BNY Ether Custodian: Coinbase Custody Trust Company, LLC Auditor: KPMG LLP Delaware Statutory Trustee: Delaware Trust Company Marketing Agent: Foreside Fund Services, LLC Investing involves risk, including possible loss of principal. An investment in the Trust is subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment. The Grayscale Ethereum Trust ETF (ETHE) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Ethereum Trust ETF. Grayscale Investments, LLC (“Grayscale”) is the sponsor of Grayscale Ethereum Trust ETF (the “Trust”). Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and the Trust is not registered under the Investment Company Act of 1940. The Trust is subject to the rules and regulations of the Securities Act of 1933. The Trust holds Ether; however, an investment in the Trust is not a direct investment in Ether. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Smart contracts are a new technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the value of the Trust. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. The Trust relies on third party service providers to perform certain functions essential to the affairs of the Trust and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust’s Principal Market NAV per Share calculated in accordance with GAAP. Digital Asset Risk Disclosures Extreme volatility of trading prices that many digital assets, including Ethereum, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Trust and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Trust depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital assets. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Trust is correlated with the value of Ethereum, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Sponsor does not store, hold, or maintain custody or control of the Trust’s digital assets but instead has entered into the Custodian Agreement with a third party to facilitate the security of its digital assets. The Custodian controls and secures the Trust’s digital asset accounts, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on the Trust’s behalf. If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it could trigger early termination of the Trust. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. Trust HIstory and Returns Performance Prior to 7/23/2024, shares of the Trust were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 7/23/2024, the shares of the Trust were listed on to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 7/23/2024 has remained constant, namely to reflect the value of Ethereum held by the Trust, less the Trust’s expenses and other liabilities. However prior to 7/23/2024, the Trust did not meet its investment objective and the Trust’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 7/23/2024 is based on marketdetermined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 7/23/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 7/23/2024 may differ significantly. 1. Investments in the Trust are speculative investments that involve high degrees of risk including a partial or total loss of invested funds and are not suitable for any investor that cannot afford loss of the entire investment. 2. The CoinDesk Ether Price Index (ETX) provides a USD-denominated reference rate for the spot price of Ether. The index leverages realtime prices from multiple constituent trading platforms to provide a representative spot price. 3. The Trust will not generate any income and regularly sells/distributes digital assets to pay for its ongoing expenses. Therefore, the amount of digital assets represented by each share will gradually decline over time. Foreside Fund Services, LLC is the Marketing Agent of the Trust. www.grayscale.com info@grayscale.com | (866) 775-0313

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.